Filed Pursuant to Rule 424(b)(3)
File Nos. 333-215074 and 811-23221

FS CREDIT INCOME FUND

Supplement dated August 23, 2024

to

Prospectus dated March 1, 2024

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Income Fund (the “Fund”), dated March 1, 2024 (as may be supplemented and amended, the “Prospectus”). Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 40 of the Prospectus before you decide to invest in the Fund’s Shares.

James Beach has replaced Peter Ort on FS Credit Income Advisor’s investment committee. Following such change, FS Credit Income Advisor’s investment committee is comprised of four members: Michael Kelly, James Beach, Kenneth Miller and Robert Hoffman. As a result of the foregoing:

1. All references to Peter Ort in the Prospectus are hereby removed.

2. The second sentence of the first paragraph under the section entitled “Management of the Fund—Investment Personnel” of the Prospectus is removed in its entirety and replaced with the following:

The members of FS Credit Income Advisor’s investment committee are Michael Kelly, James Beach, Kenneth Miller and Robert Hoffman.

3. The second-to-last paragraph under the section entitled “Management of the Fund—Investment Personnel” of the Prospectus is removed in its entirety and replaced with the following:

James Beach is a managing director and head of the business unit management group at FS Investments. Mr. Beach has over 16 years of experience in the financial services industry and has been with FS Investments since 2010. Prior to joining FS Investments, he was an investment banking analyst at Ewing Bemiss & Co. Mr. Beach received his B.A. in Economics from the University of Richmond and a general course certificate from the London School of Economics. Mr. Beach holds the CFA Institute’s Chartered Financial Analyst designation.

Please retain this supplement with the Prospectus for future reference.

Filed Pursuant to Rule 424(b)(3)
File Nos. 333-215074 and 811-23221

FS CREDIT INCOME FUND

Supplement dated August 23, 2024

to

Statement of Additional Information dated March 1, 2024

This supplement contains information which amends, supplements or modifies certain information contained in the Statement of Additional Information of FS Credit Income Fund (the “Fund”), dated March 1, 2024 (as may be supplemented and amended, the “SAI”). Capitalized terms used in this supplement have the same meanings as in the SAI, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 40 of the Prospectus before you decide to invest in the Fund’s Shares.

James Beach has replaced Peter Ort on FS Credit Income Advisor’s investment committee. Following such change, FS Credit Income Advisor’s investment committee is comprised of four members: Michael Kelly, James Beach, Kenneth Miller and Robert Hoffman. As a result of the foregoing:

1. All references to Peter Ort in the SAI are hereby removed.

2. The section entitled “Management of the Fund—Portfolio Management—Other Accounts Managed by Portfolio Managers” of the SAI is removed in its entirety and replaced with the following:

Portfolio Management

Other Accounts Managed by Portfolio Managers

The portfolio managers primarily responsible for the day-to-day management of the Fund also manage other registered investment companies, other pooled investment vehicles and other accounts, as indicated below. The following table identifies, as of October 31, 2023: (i) the number of other registered investment companies, other pooled investment vehicles and other accounts managed by each portfolio manager; (ii) the total assets of such companies, vehicles and accounts; and (iii) the number and total assets of such companies, vehicles and accounts that are subject to an advisory fee based on performance, unless otherwise noted:

	Number of Accounts	Assets of Accounts (in thousands)(1)	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee (in thousands)(1)
Michael Kelly
Registered Investment Companies	3	$ 3,862,673	—	—
Other Pooled Investment Vehicles	3	$24,461,738	3	$24,461,738
Other Accounts	—	—	—	—
Kenneth G. Miller
Registered Investment Companies	—	—	—	—
Other Pooled Investment Vehicles	—	—	—	—
Other Accounts	—	—	—	—
Robert Hoffman
Registered Investment Companies	1	$ 2,138,760	1	$ 2,138,760
Other Pooled Investment Vehicles	1	$1,796,334	1	$1,796,334
Other Accounts	—	—	—	—
James Beach(2)
Registered Investment Companies	—	—	—	—
Other Pooled Investment Vehicles	—	—	—	—
Other Accounts	—	—	—	—

(1) The assets for the accounts with fiscal year ends of December 31 represent assets as of September 30, 2023.

(2) The information for Mr. Beach is presented as of August 1, 2024.

3. The section entitled “Management of the Fund—Portfolio Management—Securities Ownership of Portfolio Managers” of the SAI is removed in its entirety and replaced with the following:

Securities Ownership of Portfolio Managers

The following table shows the dollar range of equity securities in the Fund beneficially owned by each portfolio manager as of October 31, 2023 based on the NAV per Class I Share of $11.61 on October 31, 2023, unless otherwise noted.

Name of Investment Committee Member	Dollar Range of Equity Securities in the Fund(1)
Michael Kelly	Over $1,000,000
Kenneth Miller	$10,001 – $50,000
Robert Hoffman	$1 – $10,000
James Beach(2)	None

(1)	Dollar ranges are as follows: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, $100,001 – $500,000, $500,001 – $1,000,000 or Over $1,000,000.

(2)	The information for Mr. Beach is presented as of August 1, 2024.

Please retain this supplement with the SAI for further reference.